Exhibit 99.1

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
12-015		Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
DRG&L / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES

PRIVATE OFFERING OF $260,000,000 OF CONVERTIBLE SENIOR NOTES

August 6, 2012 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE: HOS) (the “Company”) announced today that it intends, subject to market and other conditions, to offer $260,000,000 aggregate principal amount of convertible senior notes due 2019 (the “Convertible Notes”) in a private offering within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes will be guaranteed on a senior, unsecured basis by the same subsidiaries of the Company that currently guarantee its revolving credit facility and other outstanding senior notes. The Company expects to grant a 30-day option to the initial purchasers of the Convertible Notes for up to an additional $40,000,000 aggregate principal amount of the Convertible Notes. The Convertible Notes are expected to pay interest semiannually and will be convertible into cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election, based on a conversion rate to be determined. The Convertible Notes will mature in 2019, unless repurchased or converted in accordance with their terms prior to such date. Prior to June 1, 2019, the Convertible Notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date.

In connection with the offering, the Company expects to enter into convertible note hedge transactions in respect of its common stock with one or more affiliates of the initial purchasers of the Convertible Notes (the “Option Counterparties”). These convertible note hedge transactions are expected to reduce the potential dilution upon future conversion of the Convertible Notes. In addition, the Company expects to enter into separate warrant transactions with the Option Counterparties at a higher strike price. The warrant transactions could separately have a dilutive effect to the extent that the market value per share of the Company’s common stock exceeds the applicable strike price of the warrants. If the initial purchasers exercise their option, the Company expects to enter into additional convertible note hedge and warrant transactions with the Option Counterparties.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

The Company intends to use the net proceeds from the sale of the Convertible Notes, together with the proceeds from the sale of the warrants, to fund the cost of the convertible note hedge transactions entered into between the Company and the Option Counterparties. The Company expects to use the remaining net proceeds to retire its 1.625% senior convertible notes due 2026, which are first subject to repurchase by the Company at the option of holders of such convertible notes, on November 15, 2013, and subject to redemption at the Company’s option on or after November 15, 2013, in each case at par plus accrued and unpaid interest, or for general corporate purposes, which may include retirement of other debt or funding for the acquisition, construction or retrofit of vessels.

The Company has been advised that, in connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the Option Counterparties and/or their affiliates expect to enter into various cash-settled over-the-counter derivative transactions with respect to shares of the Company’s common stock concurrently with, or shortly after, the pricing of the Convertible Notes. This activity could have the effect of increasing or preventing a decline in the price of the Company’s common stock or the Convertible Notes at that time. In addition, the Option Counterparties and/or their affiliates may modify their hedge positions by unwinding these derivative transactions, entering into or unwinding additional cash-settled over-the-counter derivative transactions with respect to the Company’s common stock and/or purchasing or selling shares of the Company’s common stock or other of the Company’s securities in secondary market transactions from time to time following the pricing of the Convertible Notes and prior to the maturity of the Convertible Notes (and are likely to do so during any conversion period related to a conversion of Convertible Notes).

This press release is neither an offer to sell nor a solicitation of an offer to buy the Convertible Notes or the shares of common stock issuable upon conversion of the Convertible Notes, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The Convertible Notes and the common stock issuable upon conversion of the Convertible Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The offering is being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

This Press Release contains forward-looking statements, including, in particular, statements about the Company’s plans and intentions with respect to the proposed issuance of the Convertible Notes, the proposed use of proceeds thereof and the proposed entry into convertible note hedge transactions. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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